EXHIBIT 15.1

True Leaf Expands Online Direct-to-Consumer Distribution Strategy with Namaste Technologies

True Leaf hemp-based supplements will be the first products for pets available on leading online dispensary platform

VERNON, British Columbia, June 24, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced that on June 21, 2019, it signed a supply and purchase agreement with top online cannabis marketplace Namaste Technologies (“Namaste”) (TSXV: N) (FRANKFURT: M5BQ) (OTCMKTS: NXTTF) to expand its direct-to-consumer distribution network.

Namaste, Your Everything Cannabis Store™, is a global cannabis e-commerce platform with multiple websites under various brands. True Leaf’s hemp-based supplements for pets will initially be sold on Namaste’s CannMart.com, a trusted online medicinal cannabis store in Canada.

True Leaf’s hemp-based supplements will be the first products for pets sold by a Namaste e-commerce platform when the line launches on CannMart.com in the third quarter of 2019.

“In addition to being in more than 3,500 stores across North America and Europe, we’re seeing tremendous growth online with direct-to-consumer sales, so we’re thrilled to partner with Namaste – a trusted name in the global cannabis marketplace,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We’re confident Namaste’s customers will embrace our products to improve the quality of life of their pets, just as they do with the medicinal cannabis products that improve their own quality of life. We also look forward to working with Namaste as a key distribution partner when we launch our line of legally-compliant CBD products for pets.”

As a testament to helping pets live happier, healthier and longer lives, True Leaf and Namaste will return the love to Canadian pets looking for their forever homes. The partners will donate 10 percent of all profits generated from the first month of sales to local animal rescue shelters.

“We’re building a technologically exciting marketplace for the adult-use cannabis market where we can reimagine the experience available to both our customers and vendors,” said Meni Morim, Interim CEO at Namaste Technologies. “Partnering with a leading brand like True Leaf is an excellent way to enhance our consumer product offering and scale our vendor experience. We’re also happy to support True Leaf’s Return the Love™ movement by donating to Canadian animal rescue shelters.”

True Leaf products use an innovative formula of active ingredients – anchored by hemp – to target specific pet health challenges such as calming support, hip and joint function, and the supplementation of omega-3s. The Company’s advanced formulas were developed by a team of pet industry veterans with 200+ years of collective expertise in making supplements for pets and are currently available at more than 3,500 retail stores worldwide.

This is an arm’s length transaction. Under the terms of the agreement, the purchase and supply of the product will be based on demand.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

About Namaste Technologies

Namaste Technologies powers the ultimate online customer experience for medicinal cannabis and related products. Beginning with NamasteMD.com, the Company’s integrated telemedicine application, Namaste connects medical clients with health care practitioners to more readily issue and renew cannabis prescriptions online. Featuring the first Canadian Medical Sales-Only Licence, the Company’s own Cannmart.com is your ‘everything cannabis store’ offering clients a large variety of strains to fill their prescription needs. Namaste’s unique artificial intelligence (AI) engine incorporated in its platforms and related Uppy App, completes our ecosystem by identifying the right product and pairing to address specific medical cannabis requirements. Namaste also provides vaporizers and accessories across several platforms operating in multiple countries. Namaste’s global technology addresses local needs in a burgeoning cannabis industry requiring smart solutions. For further information about Namaste, please log onto www.Namastetechnologies.com.

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.